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                                                                                    Exhibit 24



Schedule II - valuation and qualifying accounts

                                                           Additions
                                              Balance at   Charged to                 Balance
                                              Beginning    Costs and                  at End
            Description                       of Period     Expenses    Deductions   of Period
            -----------                       ----------   ----------   ----------   ---------

For the year ended December 31, 2000,
   Allowance for doubtful accounts........     $110,000     $541,607     $442,775     $208,832

For the year ended December 31, 2001,
   Allowance for doubtful accounts........     $208,832     $ 10,000     $188,832     $ 30,000

For the year ended December 31, 2002,
   Allowance for doubtful accounts........     $ 30,000     $  3,950     $ 30,000     $  3,950
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